                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  KNOLOGY, INC.

         The undersigned, being the President and Chief Executive Officer and the Corporate Secretary, respectively, of KNOLOGY, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certify as follows:

         FIRST: The name of the corporation (hereinafter the "Corporation") is KNOLOGY, Inc.

         SECOND: The Amended and Restated Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby amended to read in its entirety as set forth on Exhibit A hereto.

         THIRD: That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we have executed this Certificate this 12th day of January, 2001.


                                      /s/ Rodger L. Johnson
                                     -------------------------------------------
                                     President and Chief Executive Officer


Attest:  /s/ Chad S. Wachter
        ---------------------------
         Corporate Secretary

                                    EXHIBIT A

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  KNOLOGY, INC.

1        NAME

         The name of the corporation is Knology, Inc. (the "Corporation").

2        REGISTERED OFFICE AND AGENT

         The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

3        PURPOSE AND POWERS

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the "DGCL"). The Corporation shall have all power necessary or helpful to engage in such acts or activities.

4        CAPITAL STOCK

         4.1      AUTHORIZED SHARES.

         This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of capital stock which the Corporation has authority to issue is three hundred and seventy-five million (375,000,000) shares, each with a par value of $0.01 per share, consisting of:

                  (a) one hundred and seventy-five million (175,000,000) shares of Preferred Stock ("Preferred Stock"); and

                  (b) two hundred million (200,000,000) shares of Common Stock ("Common Stock").

         The number of authorized shares of any class of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the DGCL).

         4.2      COMMON STOCK.

                  4.2.1    DIVIDEND RIGHTS.

         Holders of Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor whether in the form of cash, property or securities of the Corporation, ratably on a per share basis. The rights of the holders of Common Stock to receive dividends are subject to any provisions of any Preferred Stock then outstanding.

                  4.2.2    VOTING RIGHTS.

         Except as otherwise provided below and elsewhere in this Article Four with respect to the Preferred Stock or as otherwise required by applicable law, the holders of Common Stock shall vote as a single class on all matters to be voted on by the stockholders of the Corporation.

                  4.2.3    LIQUIDATION.

         Subject to the provisions of any Preferred Stock then outstanding, the holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

         4.3      PREFERRED STOCK.

         The Board of Directors expressly is authorized, subject to limitations prescribed by the DGCL and the provisions of this Amended and Restated Certificate of Incorporation (this "Certificate"), to provide (by resolution and by filing a certificate of designations pursuant to the DGCL) for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

                  (a) the number of shares constituting that series and the distinctive designation of that series;

                  (b) the dividend rate (if any) on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;


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                  (e)      whether or not the shares of that series shall be
redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  (h) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

         4.4      DESIGNATION OF SERIES PREFERRED STOCK.

         The Corporation shall have, as of the date hereof, three series of Preferred Stock consisting of:

                  (a) fifty-six million (56,000,000) of the authorized shares of Preferred Stock which are hereby designated "Series A Preferred Stock" (the "Series A Preferred");

                  (b) twenty-one million one hundred and eighty thousand one hundred and thirty-one (21,180,131) of the authorized shares of Preferred Stock which are hereby designated "Series B Preferred Stock" (the "Series B Preferred"); and

                  (c) sixty million (60,000,000) of the authorized shares of Preferred Stock which are hereby designated "Series C Preferred Stock" (the "Series C Preferred").

         Together, the Series A Preferred, Series B Preferred and Series C Preferred shall hereinafter be referred to as the "Series Preferred." The rights, preferences, privileges, restrictions and other matters relating to Series Preferred are as follows:

                  4.4.1    DIVIDEND RIGHTS.

         Holders of the Series Preferred on a pari passu basis but prior and in preference to the holders of the Common Stock, shall be entitled to receive dividends and distributions, whether in the form of cash, securities or other property, when, as and if declared by the Board of Directors, out of funds legally available therefor at the same amount as dividends and distributions declared with respect to the Common Stock treating each share of Series Preferred as being equal to the number of shares of Common Stock into which such share of Series Preferred is then convertible (pursuant to Section 4.4.4 below). In the event that the Corporation declares any dividend or distribution, the Series Preferred shall be entitled to payment in full of such dividend or distribution prior to the payment of such dividend or distribution with respect to the holders of Common Stock.


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                  4.4.2    VOTING RIGHTS.

                  (a) Generally. Except as otherwise provided herein or as required by law, the Series Preferred shall vote with the shares of the Common Stock of the Corporation (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 4.4.4 below) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

                  (b) Series A Class Vote Requirement. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the shares of Series A Preferred then outstanding voting as a separate class (the "Series A Required Holders") shall be necessary for effecting or validating the following actions:

                           (i) any authorization, designation or issuance, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Corporation with rights, preferences and privileges superior to, or on parity with, those of the Series A Preferred, other than the authorization, designation or issuance of the Series B Preferred or Series C Preferred authorized as of the date hereof, so long as, with respect to the Series C Preferred, such shares of Series C Preferred are originally issued and sold by the Corporation (A) prior to the Second Closing Deadline (as defined in Section 4.4.5) and (B) at a per share price of at least $3.00, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions;

                           (ii) any issuance of shares of Series A Preferred which are in addition to the shares of Series A Preferred issued as of the date hereof, other than issuances of Series A Preferred upon exercise of outstanding Options (as defined in Section 4.4.5) to purchase Series A Preferred;

                           (iii) any voluntary dissolution, liquidation or winding up of the Corporation; or

                           (iv) any amendment to this Certificate or to the bylaws of the Corporation (the "Bylaws") that would materially adversely affect the preferences, powers and other rights of the Series A Preferred.

                  (c) Series B Class Vote Requirement. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the shares of Series B Preferred then outstanding voting as a separate class (the "Series B Required Holders") shall be necessary for effecting or validating the following actions:

                           (i) any authorization, designation or issuance, whether by reclassification or otherwise, of any class or series of stock or any other securities convertible into equity securities of the Corporation with rights, preferences and


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
         privileges superior to, or on parity with, those of the Series B Preferred, other than the issuance of Series A Preferred upon exercise of outstanding Options to purchase Series A Preferred and the authorization, designation or issuance of the shares of Series C Preferred authorized as of the date hereof so long as such shares of Series C Preferred are originally issued and sold by the Corporation
         (A) prior to the Second Closing Deadline (as defined in Section 4.4.5) and (B) at a per share price of at least $3.00, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions;

                           (ii) any issuance of shares of Series B Preferred which are in addition to the shares of Series B Preferred issued as of the date hereof;

                           (iii) any redemption or redemptions by the Corporation of Common Stock, Preferred Stock or other capital stock of the Corporation other than (A) such redemptions of any capital stock held by an employee or former employee representing, in the aggregate, during any twelve-month period in which such redemption or redemptions occur not more than 1% of the outstanding Common Stock of the Corporation on a fully diluted basis (as defined in Section 4.4.5) or
         (B) such redemptions of capital stock that are approved by a Series B Director;

                           (iv) any voluntary dissolution, liquidation or winding up of the Corporation; or

                           (v) any amendment to this Certificate or to the Bylaws that would materially, adversely affect the preferences, powers and other rights of the Series B Preferred.

                  (d) Series C Class Vote Requirement. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of a majority of the shares of Series C Preferred then outstanding voting as a separate class (the "Series C Required Holders") shall be necessary for effecting or validating the following actions:

                           (i) any authorization, designation or issuance, whether by reclassification or otherwise, of any class or series of stock or any other securities convertible into equity securities of the Corporation with rights, preferences and privileges superior to, or on parity with, those of the Series C Preferred, other than the issuance of Series A Preferred upon exercise of outstanding Options to purchase Series A Preferred;

                           (ii) any authorization, designation or issuance of any shares of Series C Preferred which are in addition to the shares of Series C Preferred authorized as of the date hereof;

                           (iii) any redemption or redemptions by the Corporation of Common Stock, Preferred Stock or other capital stock of the Corporation other than (A) such redemptions of any capital stock held by an employee or former employee representing, in the aggregate, during any twelve-month period in which such redemption or redemptions occur not more than 1% of the outstanding Common Stock of the


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         Corporation on a fully diluted basis or (B) such redemptions of capital stock, other than shares of Series B Preferred, that are approved by a Series B Director;

                           (iv) any voluntary dissolution, liquidation or winding up of the Corporation; or

                           (v) any amendment to this Certificate or to the Bylaws that would materially, adversely affect the preferences, powers and other rights of the Series C Preferred.

                  (e) Series Preferred Class Vote Requirement. In addition to any other vote or consent required herein or by law, the affirmative vote or written consent of the holders of 75% of the shares of Series Preferred then outstanding voting together as a separate class or, alternatively, the affirmative vote or written consent of each of the Series A Required Holders, the Series B Required Holders and the Series C Required Holders, each voting as a separate class, shall be necessary for effecting or validating any merger, consolidation, recapitalization, liquidation, dissolution, winding-up or sale or other disposition of all or substantially all the assets of the Corporation (whether held directly or indirectly through one or more controlled subsidiaries), other than any such transaction (other than as a sale or other disposition of all or substantially all of the assets of the Corporation, or the liquidation, dissolution or winding up of the Corporation) in which the holders of the Corporation's voting equity securities immediately prior to such transaction continue to beneficially hold a majority of the Corporation's voting equity securities immediately after such transaction. The holders of the Series Preferred (on an as-converted basis) shall receive the same consideration as the holders of Common Stock in the event of any merger, consolidation, recapitalization, sale or other disposition of all or substantially all of the assets of the Corporation.

                  (f)      Series B Preferred Board Seats.

                           (i) In addition to the other rights specified in this Section 4.4.2, the Series B Required Holders, voting as a separate class, shall at all times have the special and exclusive right to elect two directors to the Board of Directors (the "Series B Directors"). In any election of directors by the holders of Series B Preferred pursuant to this Section 4.4.2(f), each holder of Series B Preferred shall be entitled to one vote for each share of Series B Preferred held. The Corporation shall take all actions necessary to effectuate the terms and provisions of this Section 4.4.2(f).

                           (ii) The special and exclusive voting rights of the holders of Series B Preferred contained in this Section 4.4.2(f) may be exercised either at a special meeting of the holders of Series B Preferred called as provided below, or at any annual or special meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting.

                           (iii)    Each director to be elected pursuant to this
         Section 4.4.2(f) shall serve for a term extending from the date of such director's election and qualification until the next annual meeting of stockholders of the Corporation and until such director's successor shall have been elected and qualified.


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

                           (iv) If at any time any directorship to be filled by the holders of Series B Preferred pursuant to this Section 4.4.2(f) has been vacant for a period of ten days, the Secretary of the Corporation shall, upon the written request of any holder of such Series B Preferred, call a special meeting of the holders of the Series B Preferred for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date, and at such place, as is specified in or determined in accordance with the Bylaws. If such meeting shall not be called by the Secretary of the Corporation within ten days after personal service of such written request on him or her, then any holder of Series B Preferred may designate in writing one of their members to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place specified in such notice. Any holder of Series B Preferred so designated shall have access to the stock books of the Corporation relating to Series B Preferred for the purpose of calling a meeting of the stockholders pursuant to these provisions.

                           (v) At any meeting held for the purpose of electing directors as provided in this Section 4.4.2(f), the presence, in person or by proxy, of the holders of record of shares representing at least a majority of the voting power of the Series B Preferred then outstanding shall be required to constitute a quorum of the Series B Preferred for such election.

                           (vi) Any Series B Director may be removed from office at any time, with or without cause by the affirmative vote of Series B Required Holders.

                           (vii) A vacancy in any directorship to be elected by the holders of the Series B Preferred pursuant to this Section 4.4.2(f) may be filled only by the remaining Series B Director, if applicable, or by vote or written consent in lieu of a meeting of the Series B Required Holders.

                  4.4.3    LIQUIDATION.

                  (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other equity security of the Corporation, the holders of Series B Preferred and Series C Preferred, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series B Preferred and Series C Preferred equal to the greater of (1) the applicable Issue Price (as defined below), or (2) the amount the holder would have received had the holder's shares of Series B Preferred or Series C Preferred, as applicable, been converted into Common Stock immediately before a liquidation (the "Series B Liquidation Value" or "Series C Liquidation Value," as applicable). The "Issue Price" for the Series B Preferred is four dollars and seventy-five cents ($4.75) (the "Series B Issue Price") and for the Series C Preferred is three dollars ($3.00) (the "Series C Issue Price"). If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series B Preferred and Series C Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4.4.3(a), then the entire assets available to be distributed to the Corporation's


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

stockholders shall be distributed pro rata among such holders of Series B Preferred and Series C Preferred based upon the aggregate of the Series B Liquidation Value and Series C Liquidation Value (plus all accrued and unpaid dividends) in proportion to the full amounts to which they would otherwise be respectively entitled. To the extent that a combination of cash and other property is to be distributed to the equity holders of the Corporation upon any liquidation, dissolution or winding up of the Corporation, the available cash shall be first distributed to the holders of the Series B Preferred and Series C Preferred prior to any distribution of cash to the holders of any other equity security of the Corporation.

                  (b) After the indefeasible payment of the aggregate Series B Liquidation Value and Series C Liquidation Value as set forth in
Section 4.4.3(a) above, upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other equity security of the Corporation, the holders of the Series A Preferred shall be entitled to be paid out of the assets of the Corporation an amount with respect to each share of Series A Preferred equal to the greater of (1) four dollars and seventy-five cents ($4.75) (the "Series A Issue Price"), or (2) the amount the holder would have received had the holder's shares of Series A Preferred been converted into Common Stock immediately before a liquidation (the "Series A Liquidation Value"). If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred, after the indefeasible payment of the aggregate Series B Liquidation Value and Series C Liquidation Value, are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4.4.3(b), then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders of Series A Preferred, after the indefeasible payment of the aggregate Series B Liquidation Value and Series C Liquidation Value, based upon the aggregate Series A Liquidation Value (plus all accrued and unpaid dividends) in proportion to the full amounts to which they would otherwise be respectively entitled. To the extent that a combination of cash and other property is to be distributed to the equity holders of the Corporation upon any liquidation, dissolution or winding up of the Corporation, the Corporation shall, after the indefeasible payment in cash of the aggregate Series B Liquidation Value and Series C Liquidation Value, as set forth in Section 4.4.3(a) above, pay any remaining available cash to the holders of the Series A Preferred prior to any distribution of cash to the holders of any other equity security of the Corporation.

                  (c) After the indefeasible payment of the aggregate Series A Liquidation Value, Series B Liquidation Value and Series C Liquidation Value, as set forth in Section 4.4.3(a) and Section 4.4.3(b) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed to the holders of Common Stock. The holders of the Series Preferred shall be entitled to participate in distributions to holders of the Common Stock such that, after giving effect to all distributions pursuant to
Section 4.4.3(a) and Section 4.4.3(b) above, the holders of the Series Preferred receive aggregate distributions equal to the greater of the applicable Series Preferred Liquidation Value or the amounts that such holders would have received if the Series Preferred had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.


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                  4.4.4    CONVERSION OF THE SERIES PREFERRED.

         The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common
Stock:

                  (a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4.4.4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate then in effect (calculated as provided in Section 4.4.4(b)) by the number of shares of Series Preferred being converted.

                  (b) Conversion Rates. The Conversion Rate in effect at any time for conversion of the Series Preferred shall be the quotient obtained by dividing the applicable Deemed Issue Price by the applicable Conversion Price (calculated as provided in Section 4.4.4(d)).

                  (c)      Deemed Issue Prices.

                           (i) The Series A Deemed Issue Price shall be the Series A Issue Price, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series A Preferred.

                           (ii) The Series B Deemed Issue Price shall be the Series B Issue Price, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series B Preferred.

                           (iii) The Series C Deemed Issue Price shall be the Series C Issue Price, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Series C Preferred.

                  (d) Conversion Price; Issuance of Securities Below Adjusted Conversion Price. The conversion price for the Series A Preferred (the "Series A Conversion Price") as of the date hereof shall be $4.5800. The conversion price for the Series B Preferred (the "Series B Conversion Price") as of the date hereof shall be $3.1954. The conversion price for the Series C Preferred (the "Series C Conversion Price") shall initially be the Series C Issue Price. Such initial Series Preferred Conversion Prices shall be adjusted from time to time in accordance with this Section 4.4.4(d). If and whenever on or after the Original Series C Issue Date (as defined in Section 4.4.5), the Corporation issues or sells, or in accordance with this Section 4.4.4(d) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance (as defined in Section 4.4.5) and other than the sale of shares of Series C Preferred Stock so long as such shares of Series C Preferred are originally issued and sold by the Corporation (A) prior to the Second Closing Deadline (as defined in Section 4.4.5) and (B) at a per share price of at least $3.00, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions) for a consideration per share less than the Series B Conversion Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale or deemed issuance or sale the Series A Conversion Price and the Series B Conversion Price, as applicable, shall be reduced to the amount determined by multiplying such Conversion Price by a fraction (i) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance or sale and (2) the number of shares of Common Stock which the aggregate consideration received (as defined in Section 4.4.4(c)(v)) by the Corporation for the total number of shares so issued or sold would purchase at the Series B Conversion Price and
(ii) the denominator of which is the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance or sale. If and whenever on or after the Original Series C Issue Date (as defined in Section 4.4.5), the Corporation issues or sells, or in accordance with this Section 4.4.4(d) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance (as defined in Section 4.4.5) and other than the sale of additional shares of Series C Preferred Stock so long as such shares of Series C Preferred are originally issued and sold by the Corporation
(A) prior to the Second Closing Deadline (as defined in Section 4.4.5) and (B) at a per share price of at least $3.00, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions) for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issuance or sale or deemed issuance or sale the Series C Conversion Price shall be reduced to the amount determined by multiplying the Series C Conversion Price by a fraction (i) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to such issuance or sale and (2) the number of shares of Common Stock which the aggregate consideration received (as defined in Section 4.4.4(c)(v)) by the Corporation for the total number of shares so issued or sold would purchase at the Series C Conversion Price and (ii) the denominator of which is the number of shares of Common Stock outstanding on a fully diluted basis immediately after such issuance or sale.

         All references to Series Preferred Conversion Prices shall mean such Series Preferred Conversion Prices as so adjusted. For purposes of determining the adjusted Series Preferred Conversion Prices, the following shall be applicable:

                           (i) Issuance of Rights or Options. If the Corporation in any manner grants or sells any Options (other than Options for the purchase of Reserved Employee Stock (as defined in Section 4.4.5) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities (as defined in Section 4.4.5) issuable upon exercise of such Options, is less than the Series B Conversion Price or the Series C Conversion Price, as applicable, in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such

         Convertible Securities and the conversion or exchange thereto by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment to the Series Preferred Conversion Prices shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                           (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Series B Conversion Price or the Series C Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereto by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Series Preferred Conversion Prices shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Series Preferred Conversion Prices had been or are to be made pursuant to other provisions of this Section 4.4.4, no further adjustment of such Series Preferred Conversion Prices shall be made by reason of such issue or sale.

                           (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options (other than Options for the purchase of Reserved Employee Stock), the additional consideration (if any) payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Series Preferred Conversion Prices in effect at the time of such change shall be immediately adjusted to the Series Preferred Conversion Prices (not greater than the initial applicable Series Preferred Conversion Price, subject to stock splits and combinations), as applicable, which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as applicable, at the time initially granted, issued or sold.

                           (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise, conversion or exchange of any such Option or Convertible Security, the Series Preferred Conversion Prices then in effect hereunder shall be adjusted immediately to the Series Preferred Conversion Prices which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                           (v) Calculation of Consideration Received. If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving Corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as applicable. The fair value of any consideration other than cash and securities shall be determined in good faith by the Board of Directors of the Corporation.

                           (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the Board of Directors in good faith, the Option shall be deemed to have been issued for a consideration of $0.01.

                           (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (e) Stock Splits and Combinations. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, then the Series Preferred Conversion Prices in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares, the Series Preferred Conversion Prices in effect immediately before the combination shall be proportionately increased. Any adjustments under this Section 4.4.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) Reclassification, Exchange and Substitution. If, at any time or from time to time, the Common Stock issuable upon conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4.4.4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

                  (g) Reorganizations, Mergers; Consolidations or Sales of Assets. If, at any time or from time to time, there is (i) a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.4.4) or (ii) a consolidation or merger (other than where the Corporation is the continuing corporation after such consolidation or merger and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) (each a "Reorganization"), as a part of such Reorganization provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such Reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4.4.4 with respect to the rights of the holders of the Series Preferred after the Reorganization to the end that the provisions of this Section 4.4.4 (including adjustment of the Series Preferred Conversion Prices then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

                  (h) Adjustments to Series C Preferred. If at any time a court of law determines by a final, nonappealable judgment (a "Judgment") that the Purchasers (as defined in the Series C Preferred Stock Purchase Agreement, dated as of the date hereof (the "Series C Stock Purchase Agreement"), by and among the Corporation and the purchasers of shares of Series C Preferred identified on the signature pages thereto) are entitled to receive additional securities of the Corporation or other property or cash as a result of breach by the Corporation of a representation, warranty, covenant or agreement set forth in the Series C Preferred Stock Purchase Agreement, provision shall be made so that the holders of the Series A Preferred and the Series B Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred and Series B Preferred, as applicable, an additional number of shares Common Stock, other securities of the Corporation, property or cash in amounts determined pursuant to a methodology approved by the Corporation's Board of Directors, including at least one Series B Director, which shall be consistent with the methodology used to adjust the Series A Conversion Price and the Series B Conversion Price each from $4.75 to $4.5800 and $3.1954, respectively, assuming for such purpose that the Series C Preferred Stock was originally issued at an effective net per share price determined after giving effect to the additional securities of the Corporation or other property or cash received by such purchasers of Series C Preferred Stock.

                  (i) Certificate of Adjustment. In each case of an adjustment or readjustment of a Series Preferred Conversion Price, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the applicable Series Preferred Conversion Price at the time in effect, (3) the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

                  (j) Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, any sale or other disposition of all or substantially all of the assets of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least 20 days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such acquisition, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

                  (k) Automatic Conversion Upon Public Offering. Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable Series Preferred Conversion Rate then in effect immediately upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) (A) if such offering is completed in 2001, the per share price to the public is at least $4.00, (B) if such offering is completed in 2002, the per share price to the public is at least $5.00, and (C) if such offering is completed in 2003 or thereafter, the per share price to the public is $6.00, in each case as such prices may be appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions, (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $50,000,000 and (iii) and the Common Stock is listed for quotation on the Nasdaq National Market or on a national securities exchange (a "Qualified Public Offering"). Upon such automatic conversion, all declared but unpaid dividends, if any, shall be paid in accordance with Section 4.4.4(k)(ii).

                  (l)      Mechanics of Conversion.

                           (i) Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4.4.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly (i) issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled, (ii) pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared but unpaid dividends on the shares of Series Preferred being converted and (iii) if less than all of the shares of Series Preferred represented by the surrendered certificates are being converted, reissue certificates representing the balance of the number of shares of Series Preferred not being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

                           (ii) Automatic Conversion. Upon the occurrence of the event specified in Section 4.4.4(k) above, the outstanding shares of Series Preferred shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided however that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by any holder of the certificates formerly representing shares of Series Preferred at the office of the Corporation or any transfer agent for Series Preferred there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay in cash or, at the option of the Corporation, Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion) or, at the option of the Corporation, a combination of both cash and Common Stock, all declared and unpaid dividends on the shares of Series Preferred which are automatically converted. Until surrendered as provided above, each certificate formerly representing shares of Series Preferred shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

                  (m) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board) on the date of conversion.

                  (n) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock sufficient Reserved Employee Stock, as well as such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to satisfy the needs of Reserved Employee Stock or to effect the conversion of all then outstanding shares of Series Preferred the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (o) Status of Shares of Series Preferred. All shares of Series Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be deemed authorized but unissued shares.

                  4.4.5    CERTAIN DEFINITIONS.

         "Convertible Securities" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "fully diluted basis" means the number of shares of Common Stock issuable upon exercise, conversion or exchange of all Options or Convertible Securities, including Series Preferred, whether or not such Options or Convertible Securities are then exercisable, convertible or exchangeable, and the number of shares of Common Stock held by all stockholders of the Corporation.

         "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

         "Original Series C Issue Date" means the date that the first share of Series C Preferred is issued.

         "Permitted Issuance" means (i) any issuance of Common Stock upon conversion of shares of Series Preferred, (ii) issuances of Reserved Employee Stock, (iii) any issuance of Common Stock upon exercise of any Options or Convertible Securities outstanding as of the Original Series C Issue Date, and
(iv) any issuances of Options or Convertible Securities issued in connection with any financings or strategic relationships entered into by the Corporation which shall not in the aggregate exceed 2% of the outstanding Common Stock on a fully diluted basis (provided, however, that such 2% cap shall not apply to any such issuances approved by a Series B Director), and any issuances of Common Stock upon exercise of any of the foregoing.

         "Reserved Employee Stock" means shares of Common Stock issuable to employees, directors or consultants of the Corporation pursuant to incentive compensation plan(s) of the Corporation which have been approved and adopted by the Corporation's Board of Directors and which shall not exceed 12% of the Common Stock outstanding on a fully diluted basis as of February 7, 2000, after giving effect to the Series A Conversion Price and the Series B Conversion Prices in effect as of the date hereof.

         "Second Closing Deadline" means April 15, 2001; provided that, if the proposed issuance of additional shares of Series C Preferred after the Original Series C Issue Date is intended to be effected by means of an offering that requires registration under the Securities Act of 1933 of the shares of Series C Preferred proposed to be so issued, and if the Corporation files a registration statement with respect to such shares on or before March 31, 2001, the Second Closing Deadline shall be the date that is 45 days after such registration statement is declared effective by the Securities and Exchange Commission, but not later than June 30, 2001.

         "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through Subsidiaries.

         4.5      GENERAL PROVISIONS.

                  4.5.1    NOTICES.

         Any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices to stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  4.5.2    AMENDMENT AND WAIVER.

         In addition to any other vote or consent required herein or by law: (i) no amendment, modification or waiver of any of the terms or provisions of the Series A Preferred shall be binding or effective without the prior approval of the Series A Required Holders, and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series A Required Holders; (ii) no amendment, modification or waiver of any of the terms or provisions of the Series B Preferred shall be binding or effective without the prior approval of the Series B Required Holders, and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series B Required Holders; and (ii) no amendment, modification or waiver of any of the terms or provisions of the Series C Preferred shall be binding or effective without the prior approval of the Series C Required Holders, and no change in the terms thereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior approval of the Series C Required Holders. Any amendment, modification or waiver of any of the terms or provisions of the Series A Preferred, Series B Preferred or Series C Preferred, as applicable, by the Series A Required Holders, Series B Required Holders or Series C Required Holders, as applicable, including, without limitation, any of the terms and provisions of Section 4.4.4 governing adjustments to the Series Preferred Conversion Prices, whether prospective or retroactively effective, shall be binding upon all holders of Series A Preferred, Series B Preferred or Series C Preferred, as applicable.

                  4.5.3    REGISTRATION OF TRANSFER.

         The Corporation shall keep at its principal office (or shall appoint a transfer agent which shall keep) a register for the registration of the Preferred Stock and Common Stock. Upon the surrender of any certificate representing Preferred Stock or Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (or cause to be executed and delivered, in each case at the Corporation' s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The Corporation shall not close its books against the transfer of shares of Common Stock or Preferred Stock in any manner which would interfere with the timely conversion of any shares of Common Stock or Preferred Stock.

                  4.5.4    REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

                  4.5.5    PAYMENT OF TAXES.

         The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

                  4.5.6    NO DILUTION OR IMPAIRMENT.

         The Corporation shall not amend this Certificate, as amended, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

         4.6      REDEMPTION.

         Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the good faith judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent, and only to the extent, necessary to prevent the loss or secure the reinstatement of any material license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation's stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

                  4.6.1    REDEMPTION PRICE.

                  The redemption price of the shares to be redeemed pursuant to this Section 4.6.1 shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by one or more Disqualified Holders (as defined herein) within one year of the Redemption Date (as defined herein), the greater of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares. The redemption price shall be payable on the Redemption Date.

                  4.6.2    FORM OF PAYMENT.

                  At the election of the Corporation, the redemption price of such shares may be paid in cash, Redemption Securities (as defined herein) or any combination thereof; provided that if a Disqualified Holder objects to payment in the form of Redemption Securities within 20 days of the proposed Redemption Date, such Disqualified Holder shall be paid in cash.

                  4.6.3    SELECTION OF REDEMPTION SHARE.

                  If fewer than all shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

                  4.6.4    NOTICE OF REDEMPTION DATE.

                  At least 30 days' prior written notice of the Redemption Date shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates formerly representing the shares redeemed.

                  4.6.5    TERMINATION OF RIGHTS.

                  From and after the Redemption Date, provided that the redemption price therefor has been tendered by the Corporation, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash or Redemption Securities payable upon redemption.

                  4.6.6    DEFINITIONS.

                  For purposes of this Section 4.6

         "Disqualified Holder" shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, is more likely than not to result, in the good faith judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

         "Fair Market Value" of a share of the Corporation's stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4.6.4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, "Fair Market Value" shall be determined by the Board of Directors in good faith; provided that if the Disqualified Holder challenges the good faith determination of the Board of Directors, the dispute shall be resolved by an investment banking firm of recognized national standing selected by the Disqualified Holder and acceptable to the Corporation, the fees of such investment banker to be borne by the Disqualified Holder. "Closing Price" on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq National Market of The Nasdaq Stock Market, Inc. or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

         "Redemption Date" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this
Section 4.6.


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

         "Redemption Securities" shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporations, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.6.4, at least equal to the price required to be paid pursuant to Section 4.6.1 (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).

5        BOARD OF DIRECTORS

         5.1      CLASSIFICATION.

                  5.1.1 Except as otherwise provided in this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by the Board of Directors of the Corporation. The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately by series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time by the Board of Directors to maintain such proportionality. Each initial director in Class I shall hold office for a term expiring at the 2001 annual meeting of stockholders, each initial director in Class II shall hold office for a term expiring at the 2003 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of stockholders. Elections of directors need not be by written ballot.

                  5.1.2    Notwithstanding the foregoing provisions of this
Section 5.1, each director shall serve until such director's successor is duly elected and qualified or until such director's earlier death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director's earlier death, resignation or removal. Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

         5.2      REMOVAL.

         Except as otherwise provided pursuant to the provisions of this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than 66-2/3% of the total number of votes of the then outstanding shares of stock of the

Corporation entitled to vote generally in the election of directors, voting together as a single class, and only if notice of such proposal was contained in the notice of such meeting. At least 30 days prior to any meeting of stockholders where the removal of directors prior to expiration of their term in office will be considered, written notice shall be sent to the director or directors whose removal will be considered at such meeting. Any vacancy in the Board of Directors resulting from any such removal or otherwise shall be filled in accordance with Section 5.3 hereof.

         5.3      VACANCIES AND CHANGE OF AUTHORIZED NUMBER.

         Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may only be filled by a vote of the majority of the directors then in office, although fewer than a quorum, or by a sole remaining director. In the event that one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect not earlier than the date on which such resignation or resignations shall become effective. Notwithstanding the foregoing, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Certificate, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof in office, or by a sole remaining director so elected. Each director chosen in accordance with this Section 5.3 shall hold office until the next election of the class for which such director shall have been chosen, and until such director's successor is elected and qualified, or until the director's earlier death, resignation or removal.

         5.4      DIRECTORS ELECTED BY HOLDERS OF PREFERRED STOCK.

         Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 5.1 unless expressly provided by this Certificate or the certificate of designations applicable thereto.

         5.5      LIMITATION OF LIABILITY.

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (c) for liability under Section 174 of the DGCL; or (d) for any transaction from which the director received any improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL. Any repeal or modification of this


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

Section 5.5 shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

6        INDEMNIFICATION

         6.1      AUTHORIZATION OF INDEMNIFICATION

         Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a "Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to
Section 6.2 hereof) only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys' fees) incurred in the defense of or other involvement in any such Proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

         6.2      RIGHT OF CLAIMANT TO BRING ACTION AGAINST THE CORPORATION

         If a claim under Section 6.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1, but the burden of proving such defense shall be on the Corporation. The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

         6.3      NON-EXCLUSIVITY

         The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         6.4      SURVIVAL OF INDEMNIFICATION

         The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

         6.5      INSURANCE

         The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

7        SPECIAL MEETINGS OF STOCKHOLDERS

         Special meetings of the stockholders may be called at any time but only by (a) the chairman of the board of the Corporation or (b) a majority of the directors in office, although less than a quorum. The business which shall be conducted at any special meeting of the stockholders shall: (a) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, or (b) be brought before the meeting at the direction of the Board of Directors, or (c) be brought before the meeting by the presiding officer of the meeting provided that a majority of the directors then in office have approved, on the record, that such business be conducted at the meeting.

8        AMENDMENT OF CERTIFICATE OF INCORPORATION

         Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Section 5, Section 6 or Section 7 hereof, and this Section 8. Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered. Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law.

9        AMENDMENT OF BYLAWS

         In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), in order for the stockholders of the Corporation to amend or repeal the Bylaws, the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required.

10       DURATION

         The Corporation is to have perpetual existence.

11       CORPORATE ACTION OUTSIDE OF DELAWARE

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.


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